THIS DOCUMENT CONSISTS OF 3 PAGES.


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  __________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                                        13-3152648
(State of incorporation or organization)                (IRS Employer
                                                       Identification No.)


200 NORTH WESTLAKE BOULEVARD, SUITE 202, WESTLAKE VILLAGE, CALIFORNIA 91362
     (Address of principal executive officer)                    (Zip Code)


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                Name of each exchange on which
     to be so registered                each class is to be registered
     -------------------                ------------------------------

         Common Stock                        Boston Stock Exchange
Redeemable Common Stock Purchase Warrants    Boston Stock Exchange

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                     None


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Item 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.
          ------------------------------------------

COMMON STOCK

      The authorized capital stock of the Registrant consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which 2,985,537 are currently issued and outstanding, and 1,000,000 of Preferred Stock, par value $.01 per share, none of which are currently issued and outstanding. Subject to any preference that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Registrant legally available therefor. Any such dividends may be paid in cash, property or shares of the Registrant's Common Stock. The Registrant has no present intention to pay dividends. Each holder of Common Stock is entitled to cast one vote per share in all matters to be voted upon by stockholders. Cumulative voting is not allowed in the election of directors or for any other purpose. Therefore, the holders of more than 50% of the outstanding Common Stock can elect all directors. The holders of a majority of the outstanding Common Stock constitute a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the Amended and Restated Certificate of Incorporation. The shares of the Common Stock have no preemptive or conversion rights, or redemption or sinking fund provisions. In the event of any liquidation, dissolution or winding up of the affairs of the Registrant, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Registrant, including the liquidation preference on the Preferred Stock of the Registrant, if any, each holder of the Common Stock will be entitled to receive a pro rata portion of the remaining net assets of the Registrant, if any.

      All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and the shares of Common Stock issued upon completion of the Proposed Offering have been duly authorized and, when issued, will be fully paid and non-assessable.

WARRANTS

      The Warrants will be issued in registered form pursuant to the terms of a Warrant Agreement dated as of April __, 1997 ("Warrant Agreement") between the Registrant and American Stock Transfer and Trust Company, New York, New York, as Warrant Agent. Reference is made to said Warrant Agreement (the form of which has been filed as Exhibit 4.2 to the Amendment No. 1 to the Registration Statement on Form SB-2, filed with the Securities and Exchange Commission by the Registrant on April 7, 1997, File No. 333-22507) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

      Unless previously redeemed, each Warrant entitles the registered holder thereof to purchase one share of Common Stock at any time during the four-year period commencing one year from the effective date of the Proposed Offering, at a per share price equal to $5.00 subject to adjustment in certain circumstances.

      Unless extended by the Registrant at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the effective date of the Proposed Offering. In the event a holder of the Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

      The Registrant may, with the prior written consent of the Underwriter, redeem the Warrants at any time once they become exercisable, for a redemption price of $.01 per Warrant if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least 190% of the then current exercise price of the Warrants on each of the ten consecutive trading days ending on the third day prior to the day on which notice is given. The Warrants will be exercisable until the close of business on the date fixed for redemption. The


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Registrant has agreed that it will not redeem Warrants held of record by investors in the Registrant's November 1996 bridge financing at any time that such investors are subject to any contractual restriction with the Underwriter which prevents their immediate resale of the Common Stock issuable to such holders upon the exercise of such Warrants.

      The Registrant will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. Although the Registrant has undertaken and intends to file and keep current a prospectus which will permit the exercise of the Warrants and to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Registrant's securities are to be offered until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Registrant will be able to do so.

      The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are also subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, or merger or consolidation of the Registrant or other similar event.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Registrant) to the Warrant Agent for the number of warrants being exercised. The Registrant is required to keep available a sufficient number of authorized shares of the Common Stock to permit exercise of the Warrants. The Warrant holders do not have the rights or privileges of the holders of Common Stock prior to exercise of the Warrants.


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Item 2.   Exhibits.
          --------

      1.1 Amendment No.1 to Registrant's Registration Statement on Form SB-2, as amended, File No. 333-22507, which is incorporated herein by this reference.

      1.2 Registrant's Transition Report for the ten-month period ended December 31, 1996, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, File No. 000-12850, which is incorporated herein by this reference.

      3.1 Registrant's Definitive Proxy Statement, filed by the Registrant on March 11, 1997.

      4.1 Amended and Restated Certificate of Incorporation of Registrant which is incorporated by reference to Exhibit 3.1 of Registrant's Registration Statement on Form SB-2, File No. 333-22507.

      4.2      Bylaws of Registrant which is incorporated by reference to
               Exhibit 3.2 to Registrant's Registration Statement on Form SB-2, File No. 333-22507.

      5.1 Specimen Common Stock Certificate which is incorporated by reference to Exhibit 4.1 of Registrant's Amendment No. 1 to Registration Statement on Form SB-2, File No. 333-22507.

      5.2 Specimen Warrant Certificate which is incorporated by reference to Exhibit 4.2 of Registrant's Amendment No. 1 to Registration Statement on Form SB-2, File No. 333-22507.

      6.1      Registrant's Notice of Proxy and 1996 Annual Report.


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                                   SIGNATURE



          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.



Date: April 21, 1997               By:  /s/ Ronald E. Wittman
                                        -----------------------
                                        Ronald E. Wittman
                                   Its: Chief Financial Officer